FIELDCREST CANNON, INC.

                           Inter-Office Correspondence


                                  July 15, 1996




PERSONAL & CONFIDENTIAL

Mr. J. M. Nevin
Operations
Kannapolis, NC

RE:     EMPLOYEE RETENTION AGREEMENT

Dear John:

         Fieldcrest Cannon, Inc. (the "Company") recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company, its stockholders and its customers.
         The Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Company's key personnel, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.
         In order to induce you to remain in its employ, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with the Company is terminated under the circumstances described below subsequent to a "Change in Control" of the Company (as defined below).

         1.       CHANGE IN CONTROL.
                  As used herein, the following terms shall have the following respective meanings:
                  (a) A "Change in Control" shall occur or be deemed to have occurred only if any of the following events occur: (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any trustee or other fiduciary of a trust treated for federal income tax purposes as a grantor trust of which the Company is the grantor, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the

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         Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities or any matter which could come before its stockholders for approval; (ii) individuals who, as of the date hereof, constitute the Board (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 30% of the combined voting power of the Company's then outstanding securities; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.
                  (b) A "Potential Change in Control" shall be deemed to have occurred if:
                           (i)      the Company enters in an agreement, the
consummation of which would result in the occurrence of a Change in Control of the Company,
                           (ii)     any person (including the Company) publicly
announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control of the Company; or
                           (iii)     the Board of Directors of the Company
adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Company has occurred.




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         2.       TERM OF THE AGREEMENT.
                  The term of this Agreement (the "Term") shall commence on July 15, 1996 and shall continue in effect through December 31, 1996; provided, however, that commencing on January 1, 1997 and each January 1 thereafter, the Term shall be automatically extended for one additional year unless, not later than September 30 of the preceding calendar year, the Company shall have given you written notice that the Term will not be extended; and provided further that, if a Change in Control of the Company shall have occurred during the original or extended Term, this Agreement shall continue in effect for a period of not less than 24 months beyond the month in which such Change in Control occurred.

         3.       CHANGE IN CONTROL; POTENTIAL CHANGE IN CONTROL.
                  (a) No benefits shall be payable under this Agreement unless there has been a Change in Control of the Company during the Term.
                  (b) You agree that, notwithstanding any provision to the contrary in this Agreement, in the event of a Potential Change in Control of the Company, you will not voluntarily resign as an employee of the Company until the earliest of (A) a date which is six (6) months after the occurrence of such Potential Change in Control of the Company or (B) the termination by you of your employment by reason of Disability as defined in Section 4(b)(i) or for Good Reason as defined in Section 4(b)(iii).

         4.   EMPLOYMENT STATUS; TERMINATION FOLLOWING CHANGE IN CONTROL.
                  (a) You acknowledge that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee and this Agreement does not prevent you from terminating your employment at any time except as provided in Section 3(b). If your employment with the Company terminates for any reason and subsequently a Change in Control shall have occurred, you shall not be entitled to any benefits hereunder. Any termination of your employment by the Company or by you following a Change in Control of the Company during the Term shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with
         Section 10. The "Date of Termination" shall mean the effective date of such termination as specified in the Notice of Termination (provided that no such Notice of Termination shall specify an effective date more than 180 days after the date of such Notice of Termination).
                  (b) Notwithstanding anything to the contrary herein, you shall be entitled to the benefits provided in Section 5 only if a Change in Control shall have occurred during the Term and your employment with the Company is subsequently terminated or terminates within 24 months after such Change in Control, unless such termination is (A) because of your

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         death, (B) by the Company for Disability [as defined in Section
         4(b)(i)] or Cause [as defined in Section 4(b)(ii)], or (C) by you other than for Good Reason [as defined in Section 4(b)(iii)].
                           (i)      Disability.  If, as a result of incapacity
due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months and, within thirty (30) days after written notice of termination is given to you, you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability." Any termination for Disability under this Agreement shall not affect any rights you may otherwise have under the Company's Long-Term Disability Plan.
                           (ii)     Cause.  Termination by the Company of your
employment for "Cause" shall mean termination (A) upon your willful and continued failure to substantially perform your duties with the Company [other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by you for Good Reason as defined in Section 4(b)(iii)], provided that a written demand for substantial performance has been delivered to you by the Company specifically identifying the manner in which the Company believes that you have not substantially performed your duties and you have not cured such failure within 30 days after such demand, (B) by reason of your willful misconduct which is demonstrably and materially injurious to the Company or (c) your conviction of a felony from which no appeal is taken (or which is affirmed upon appeal). For purposes of this subsection, no act or failure to act on your part shall be deemed "willful" unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.
                           (iii)            Good Reason.  For purposes of this
Agreement, "Good Reason" shall mean, without your written consent, the occurrence after a Change in Control of the Company of any of the following circumstances unless, in the case of paragraphs (A), (C), (D), (F) or (G), such circumstances are fully corrected prior to the Date of Termination [as defined in Section 4(a)] specified in the Notice of Termination [as defined in Section 4(a)] given in respect thereof:
                                    (A)  the failure of the Company to continue
your employment in a senior executive position which, in your reasonable judgment, has authority and responsibility comparable to your authority and responsibility with the Company immediately preceding the date of a Change in Control or at any time thereafter; the assignment to you of any duties or responsibilities which, in your reasonable judgment are inconsistent with your authority or responsibility with the Company preceding the date of a Change in Control or at any time thereafter; or any removal of you from such authority or


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responsibility, except in connection with the termination of your employment for
Disability, Cause, as a result of your death or by you other than for Good
Reason;
                                    (B) any reduction in your annual base salary
as in effect on the date hereof or as the same may be increased from time to time;
                                    (C)  the failure of the Company to continue
in effect any material compensation or benefit plan in which you participate immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control or the failure by the Company to award cash bonuses to its executives in amounts substantially consistent with past practice in light of the Company's financial performance;
                                    (D)   the failure by the Company to continue
to provide you with benefits substantially similar to those enjoyed by you under any of the Company's life insurance, medical, health and accident, or disability plans in which you were participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control;
                                    (E)   the failure of the Company to obtain a
satisfactory agreement from any successor to assume and agree to perform the Agreement, as contemplated in Section 8; or
                                    (F)     any purported termination of your
employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 10, which purported termination shall not be effective for purposes of this Agreement.

         5.       COMPENSATION UPON TERMINATION; VESTING OF STOCK.
                  Following a Change in Control of the Company, you shall be entitled to the following benefits during a period of disability, or upon termination of your employment, as the case may be, provided that such period or termination occurs during the Term; provided, however, that the vesting set forth in Subsection 5(d) shall be required as of the occurrence of a Change in Control regardless of whether your employment terminates during the Term and regardless of the reason for the termination of employment:
                  (a) During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive base salary and all other earned compensation at the rate in effect at the commencement of any such period

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         (offset by all compensation payable to you under the Company's disability plan or program or other similar plan during such period) until your employment is terminated pursuant to Section 4(b)(i) hereof. Thereafter, or in the event your employment is terminated by reason of death, your benefits shall be determined under the Company's long-term disability, retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.
                  (b) If your employment shall be terminated by the Company for Cause or by you other than for Good Reason following Change in Control, the Company shall pay you your full base salary and all other compensation through the Date of Termination at the rate in effect at the time the Notice of Termination is given, plus all other amounts to which you are entitled under any employment contract with the Company or under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.
                  (c) If your employment with the Company is terminated by the Company (other than for Cause, Disability or your death) or by you for Good Reason within 24 months after Change in Control, then you shall be entitled to the benefits below:
                           (i)      the Company shall pay to you (A) your full
base salary and all other compensation through the Date of Termination at the rate in effect at the time the Notice of Termination is given, no later than the full fifth day following the Date of Termination, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, (B) if you so elect, in lieu of your right to continue to receive deferred compensation under any deferred compensation plan of the Company then in effect, no later than the fifth full day following the Date of Termination, a lump-sum amount, in cash, equal to the deferred amounts together with any earnings credited on such amounts under such plan and (C) if you so elect, in lieu of our right to continued payments under any employment contract with the Company, no later than the fifth full day following the Date of Termination, a lump-sum amount, in cash, equal to the total of such continued payments;
                           (ii)     the Company shall pay as severance pay to
you, at the time specified in Subsection (e) below, a lump-sum severance payment (together with the payments provided in paragraph (iv) below) (the "Severance Payments") in an amount equal to 200% of your highest annual base salary in effect during the three-year period ending the Date of Termination, offset by the amount, if any, which you are entitled to receive as severance benefits under any employment contract between the Company and you;
                           (iii)       the Company shall pay to you all legal
fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement

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or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") to any payment or benefit provided hereunder);
                           (iv)   for a period of twelve (12) months after your
Date of Termination, the Company shall arrange to provide you with life, disability, dental, accident and group health insurance benefits substantially similar to those which you were receiving immediately prior to the Notice of Termination. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this paragraph (iv) if an equivalent benefit is actually received by you prior to the end of such 12 month period, and any such benefit actually received by you shall be reported to the Company; and
                           (v)      you shall be entitled to any benefits or
payments to which you may be entitled under any other plan or program of the Company in which you are a participant at the time of your termination.
                  (d) As of the occurrence of the Change in Control, you shall become vested in any shares of the Company awarded to you under the Long-Term Incentive Plan of the Company and not previously vested, or in any additional shares or substitute shares issued to reflect a change in the shares of Common Stock of the Company or a stock dividend or stock split distributable in shares of common stock of the Company or a change in capital structure of the Company, all as provided in
         Section 16 of the Long-Term Incentive Plan.
                  (e) The payments provided for in Subsections 5(b) and (c) shall be made not later than the fifth day following the Date of Termination; provided, however, that, if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code).
                  (f) Except as provided in the second sentence of Subsection 5(c)(iv) hereof, you shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by you as a result of employment by another employer, by retirement benefits or by offset against any amount claimed to be owed by you to the Company or otherwise.


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         6.       EXCISE TAX LIMITATION.
                  (a) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to you or for your benefit pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Total Payments") shall be reduced to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Total Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 6, present value shall be determined in accordance with Section 280G(d)(4) of the Code.
                  (b) All determinations required to be made under this Section 6 shall be made by the Company's independent public accountants (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the employee. Any such determination by the Accounting Firm shall be binding upon the Company and the employee.
                  (c) As a result of the uncertainty in the application of
         Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments will have been made by the Company which should not have been made ("Overpayment") or that the additional Payments which will not have been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the employee which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the employee shall be treated for all purposes as a loan ab initio to the employee which the employee shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the employee to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the employee is subject to tax under Section 1 and
         Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the

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         employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

         7.       SALE OF  BUSINESS OR ASSETS.
                  If the Company sells all or substantially all of its business or assets or if the Company sells all or substantially all of its business or assets of a Division of which you are an employee to an entity (the "Purchaser"), you will be entitled to receive the Change in Control Severance Benefits on the effective date of such sale. In determining such benefits, the hospitalization or medical reimbursement plan in effect immediately preceding such effective date shall be continued in effect without change (except any change that may be mandated by law) for the period for which you are entitled to coverage. Notwithstanding the foregoing, the Change in Control Severance Benefits shall not be payable if you enter the employment of the Purchaser, or if you fail to enter such employment but the Purchaser offers you the following:
(i) employment in a senior executive position having authority and responsibility comparable to your authority and responsibility with the Company immediately preceding the sale, and (ii) compensation and benefits at least as great as provided to you by the Company immediately preceding the sale, including without limitation severance benefits in the event of your termination of employment with the Purchaser at least as great as herein provided (but not conditioned on a change in control of the Purchaser). Notwithstanding the preceding sentence, the vesting set forth in Subsection 5(d) shall be required on the effective date of the sale, regardless of any subsequent events.

         8.       WAIVER OF CLAIMS
                  Notwithstanding any provisions of this Agreement to the contrary, no payments shall be made to you under Section 5(c) unless and until you shall have waived and released all claims which you may have against the Company as of the date of execution of the waiver and release, including, without limitation, claims under the Age Discrimination in Employment Act, but excluding claims for benefits under this Agreement or claims under any employee benefit plan maintained by the Company.

         9.       SUCCESSORS; BINDING AGREEMENT.
                  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company or all or substantially all of the business or assets of a Division expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had terminated your

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         employment for Good Reason immediately after a Change in Control of the
         Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business or assets or to its business or assets of a Division as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
                  (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

         10.      NOTICE.
                  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the General Counsel of the Company, at 326 East Stadium Drive, Eden, North Carolina, and to you at the address shown below or to such other address as either the Company or you may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         11.      MISCELLANEOUS.
                  (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
                  (b) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina.
                  (c) No waiver by you at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.
                  (d) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
                  (e) Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.
                  (f) This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications,

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         representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.






         If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company this letter, which will then constitute our agreement on this subject.

                                   Sincerely,

                                                 FIELDCREST CANNON, INC.



                                                 By:  /s/ James M. Fitzgibbons


                                                          James M. Fitzgibbons
                                                          Chairman and Chief
                                                          Executive Officer

AGREED TO THIS  3RD  DAY OF
OCTOBER, 1996.



/s/ James M. Nevin
      (Signature)

James M. Nevin
        Print Name

Address:

821 S. W. Drive

Davidson, N.C.  28036
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